RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

PROSPECTUS
----------



                            MERRILL LYNCH & CO., INC.
                                AMEX OIL INDEX SM
          STOCK MARKET ANNUAL RESET TERMSM NOTES DUE DECEMBER 29, 2000
                                "SMART NOTES SM"


         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & hSmith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the SMART Notes.



                  The SMART Notes:
                      o 100% principal protection at maturity o Interest payment on each June 30 and December 30
                      o We will pay interest on the SMART Notes at a rate equal to the product of 85% and the percentage increase, if any, in the AMEX Oil Index
                      o For each $1,000 principal amount of the SMART Notes that you own, you will receive not less than $20 per year
                      o The SMART Notes are listed on the American Stock Exchange under the symbol "MOI.F"


                  INVESTING IN THE SMART NOTES INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              --------------------

                               MERRILL LYNCH & CO.
                              --------------------


                     The date of this prospectus is June 24, 1999.

SM"SMART  Notes" and "Stock  Market  Annual  Reset  Term" are  service  marks of
Merrill Lynch & Co., Inc. SM"Oil Index" is a registered service mark of the American Stock Exchange, Inc.




                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

RISK FACTORS............................................................3

MERRILL LYNCH & CO., INC................................................6

RATIO OF EARNINGS TO FIXED CHARGES......................................7

DESCRIPTION OF THE SMART NOTES..........................................8

THE AMEX OIL INDEX.....................................................13

OTHER TERMS............................................................15

WHERE YOU CAN FIND MORE INFORMATION....................................19

INCORPORATION OF INFORMATION WE FILE WITH THE SEC......................19

PLAN OF DISTRIBUTION...................................................20

EXPERTS................................................................20








                                  RISK FACTORS

         Your investment in the SMART Notes will involve risks. You should carefully consider the following discussion of risks before investing in the SMART Notes. In addition, you should reach an investment decision with regard to the SMART Notes only after consulting with your legal and tax advisers and considering the suitability of the SMART Notes in the light of your particular circumstances.

YOU MAY NOT EARN A RETURN ON YOUR INVESTMENT

         If the arithmetic mean of the quarterly closing values of the AMEX Oil Index applicable to each December payment date, determined in the manner set forth in this prospectus, does not exceed the closing value of the AMEX Oil Index on the last business day of the immediately preceding calendar year by more than approximately 2.35%, at maturity you receive no more than $20 for each $1,000 principal amount of your SMART Notes on that December payment date. This will be true even if at some point during the time the calculation agent determines the interest payable on the SMART Notes for each December payment date, the arithmetic mean of the quarterly closing values of the AMEX Oil Index for that year exceeded the closing value of the AMEX Oil Index on the last business day of the immediately preceding calendar year by more than 2.35%.

         You will receive no less than $20 for each $1,000 principal amount of your SMART Notes and we will repay you 100% of the principal amount of your SMART Notes at maturity. Therefore, the amount that we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a senior non-callable debt security of Merrill Lynch & Co., Inc. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

         The amount payable on the SMART Notes based on the AMEX Oil Index will not produce the same return as if you purchased the stocks underlying the AMEX Oil Index and held them for a similar period because of the following:

     o the AMEX Oil Index does not reflect the payment of dividends on the stocks underlying it,

     o the annual amount payable is limited to 85% multiplied by the percentage increase in the AMEX Oil Index during any relevant period, but will not be less than $20 per $1,000 principal amount of the SMART Notes,

     o        the  arithmetic  mean of the quarterly  closing values of the AMEX
              Oil Index for each calendar year may not reflect the full percentage increase in the AMEX Oil Index during any relevant period because it is an average of the AMEX Oil Index at various points in time, and

     o the amounts payable on the SMART Notes do not reflect changes in the AMEX Oil Index for the period between the determination of the arithmetic mean of the quarterly closing values of the AMEX Oil Index applicable to each December payment date and the determination of the closing value of the AMEX Oil Index on the last business day of the preceding calendar year for the next December payment date.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR THE SMART NOTES IN THE FUTURE

         Although the SMART Notes are listed on the AMEX under the symbol "MOI.F," you cannot assume that a trading market will continue to exist for the SMART Notes. If a trading market does continue to exist, there can be no assurance that there will be liquidity in the trading market. The continued existence of a trading market for the SMART Notes will depend on our financial performance, and other factors, such as the increase, if any, in the value of the index. We expect that the secondary market for the SMART Notes, including prices in that market, will likely be affected by our creditworthiness and by a number of other factors. It is possible to view the SMART Notes as the economic equivalent of a debt obligation plus a series of cash settlement options; however, the SMART Notes may trade in the secondary market at a discount from the aggregate value of these economic components, if these economic components were valued and capable of being traded separately.

         If the trading market for the SMART Notes is limited and you do not wish to hold your investment until maturity, there may be a limited number of buyers for your SMART Notes. This may affect the price you receive if you sell before maturity.

MANY FACTORS AFFECT THE TRADING VALUE OF THE SMART NOTES; THESE FACTORS INTERRELATE IN COMPLEX WAYS AND THE EFFECT OF ANY ONE FACTOR MAY OFFSET OR MAGNIFY THE EFFECT OF ANOTHER FACTOR

         The trading value of the SMART Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the SMART Notes caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the SMART Notes caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the SMART Notes attributable to another factor, such as an increase in the value of the index.

         RELATIVE LEVEL OF THE AMEX OIL INDEX. We expect that the trading value of the SMART Notes will depend significantly on the extent of the excess of the expected average of the quarterly closing values of the AMEX Oil Index for a calendar year over the closing value of the AMEX Oil Index on the last business day of the preceding calendar year. If, however, you sell your SMART Notes at a time when this excess exists, the price you receive may nevertheless be at a discount from the amount expected to be payable if this excess were to prevail until the next December payment date. Furthermore, the price at which you will be able to sell SMART Notes before a December payment date may be at a discount, which could be substantial, from the principal amount of your SMART Notes, if, at that time, the AMEX Oil Index is below, equal to or not sufficiently above the closing value of the AMEX Oil Index on the last business day of the immediately preceding calendar year before that December payment date. The level of the AMEX Oil Index will depend on the prices of the stocks underlying the AMEX Oil Index which, in turn, will be affected by factors affecting the oil industry, see "The AMEX Oil Index--Oil Industry Sector".

         CHANGES IN THE VOLATILITY OF THE INDEX ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE SMART NOTES. If the volatility of the AMEX Oil Index increases, we expect the trading value of the SMART Notes to increase. If the volatility of the AMEX Oil Index decreases, we expect the trading value of the SMART Notes to decrease.

         CHANGES IN THE LEVELS OF U.S. INTEREST RATES ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE SMART Notes. In general, if U.S. interest rates increase, we expect the value of the SMART Notes to decrease. If U.S. interest rates decrease, we expect the value of the SMART Notes to increase. Interest rates may also affect the U.S. economy, and, in turn, the level of the AMEX Oil Index. Rising interest rates may lower the level of the AMEX Oil Index and, thus, the value of the SMART Notes. Falling interest rates may increase the level of the AMEX Oil Index and, thus, may increase the value of the SMART Notes.

         TIME REMAINING TO DECEMBER PAYMENT DATES. We anticipate that before each December payment date, the SMART Notes may trade at a value above which may be inferred from the level of U.S. interest rates and the AMEX Oil Index. This difference will reflect a "time premium" due to expectations concerning the level of the AMEX Oil Index during the period before each December payment date. As the time remaining to each December payment date decreases, however, this time premium may decrease, thus decreasing the trading value of the SMART Notes.

         AS THE TIME REMAINING TO MATURITY OF THE SMART NOTES DECREASES, THE "TIME PREMIUM" ASSOCIATED WITH THE SMART NOTES WILL DECREASE. As the number of remaining December payment dates decreases, the cumulative value of all the annual rights to receive an amount that reflects participation in the payments in excess of the minimum annual interest payment of $20 per $1,000 principal amount will decrease, thus decreasing the value of the SMART Notes.

         CHANGES IN DIVIDEND YIELDS OF THE STOCKS INCLUDED IN THE INDEX ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE SMART NOTES. A number of complex relationships between the relative values of the SMART Notes and dividend rates are likely to exist. If dividend rates on the stocks comprising the AMEX Oil Index increase, the value of the annual right to receive an amount that reflects participation in the average appreciation of the AMEX Oil Index above the annual starting value is expected to decrease, and consequently, we expect the value of the SMART Notes to decrease. Conversely, if dividend rates on the stocks comprising the AMEX Oil Index decrease, the value of the annual right to receive such an amount is expected to increase and, therefore, the value of the SMART Notes is expected to increase. In general, however, because the majority of issuers of stocks underlying the AMEX Oil Index are organized in the United States, rising U.S. corporate dividend rates may increase the AMEX Oil Index and, in turn, increase the value of the SMART Notes. Conversely, falling U.S. dividend rates may decrease the AMEX Oil Index and, in turn, decrease the value of the SMART Notes.

         CHANGES IN OUR CREDIT RATINGS MAY AFFECT THE TRADING VALUE OF THE SMART NOTES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the SMART Notes. However, because your return on your SMART Notes is dependent upon factors in addition to our ability to pay our obligations under the SMART Notes, such as the percentage increase in the value of the index at maturity, an improvement in our credit ratings will not reduce investment risks related to the SMART Notes.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the SMART Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the SMART Notes than if it occurs earlier in the term of the SMART Notes. However, we expect that the effect on the trading value of the SMART Notes of a given increase in the value of the index will be greater if it occurs later in the term of the SMART Notes than if it occurs earlier in the term of the SMART Notes.

AMOUNTS PAYABLE ON THE MITTS SECURITIES MAY BE LIMITED BY STATE LAW

         The indenture under which the SMART Notes are issued is governed by New York State law. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the SMART Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the SMART Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.







                            MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

     o   securities brokerage, trading and underwriting;

     o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

     o asset management and other investment advisory and recordkeeping services;

     o trading and brokerage of swaps, options, forwards, futures and other derivatives;

     o   securities clearance services;

     o   equity, debt and economic research;

     o banking, trust and lending services, including mortgage lending and related services; and

     o   insurance sales and underwriting services.

         We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is
(212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the SMART Notes described in this prospectus.







                       RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:



                                                                                          FOR THE THREE
                                                 YEAR ENDED LAST FRIDAY IN DECEMBER        MONTHS ENDED
                                              1994     1995     1996     1997      1998   MARCH 26, 1999
                                              ----     ----     ----     ----      ----   --------------

  Ratio of earnings to fixed charges(a)....   1.2       1.2      1.2      1.2      1.1          1.3



----------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.






                         DESCRIPTION OF THE SMART NOTES

         The SMART Notes were issued as a series of Senior Debt Securities under the 1983 Indenture which is more fully described this prospectus.

         The SMART Notes will mature, and the principal of the SMART Notes will be repayable at par, on December 29, 2000.

         The SMART Notes are not subject to redemption before maturity by ML&Co. or at the option of any beneficial owner. Upon the occurrence of an Event of Default with respect to the SMART Notes, however, beneficial owners of the SMART Notes or the Trustee may accelerate the maturity of the SMART Notes, as described under "Description of SMART Notes--Events of Default and Acceleration" and "Other Terms--Events of Default" in this prospectus.

         The SMART Notes are transferable in denominations of $1,000 and integral multiples of $1,000.

INTEREST PAYMENTS

         For each full calendar year, ML&Co. will pay interest in an amount equal to the following for each $1,000 principal amount of SMART Notes:

$1,000 x Average Percent Change x Participation Rate

provided, however, that the per annum amount payable as a result of the foregoing on the SMART Notes will not be less than the Minimum Annual Payment of $20 per $1,000 principal amount of SMART Notes on a per annum basis or 2% per annum.

         The "PARTICIPATION RATE" equals 85%.

         The "AVERAGE PERCENT CHANGE" applicable to the determination of the amount payable in any calendar year will equal:

                  Ending Average Value - Starting Annual Value
                  --------------------------------------------
                              Starting Annual Value

         The "STARTING ANNUAL VALUE" applicable to the determination of the amount payable in a calendar year will equal the closing value of the AMEX Oil Index on the last AMEX Business Day in the immediately preceding calendar year as determined by State Street Bank and Trust Company or the calculation agent.

         The "ENDING AVERAGE VALUE" applicable to the determination of the amount payable in a calendar year will equal the arithmetic average or arithmetic mean of the Quarterly Values of the AMEX Oil Index for each calendar quarter during such year as determined by the calculation agent.

         The "QUARTERLY VALUE" for any of the first three calendar quarters in a calendar year will be the closing value of the AMEX Oil Index on the last scheduled AMEX Business Day in any such calendar quarter; provided, however, that if a Market Disruption Event has occurred on the last scheduled AMEX Business Day in that calendar quarter, the Quarterly Value for that calendar quarter will be the closing value of the AMEX Oil Index on the next succeeding scheduled AMEX Business Day regardless of whether a Market Disruption Event occurs on that day.

         The "QUARTERLY VALUE" for the fourth calendar quarter in a calendar year will be the closing value of the AMEX Oil Index on the seventh scheduled AMEX Business Day preceding the end of that calendar quarter; provided, however, that if a Market Disruption Event has occurred on the seventh scheduled AMEX Business Day, the Quarterly Value for that calendar quarter will be the closing value of the AMEX Oil Index on the sixth scheduled AMEX Business Day preceding the end of that calendar quarter regardless of whether a Market Disruption Event occurs on that day. The calculation agent will determine scheduled AMEX Business Days.

         If the Ending Average Value applicable to the applicable December payment date does not exceed the Annual Starting Value by more than approximately 2.35%, beneficial owners of the SMART Notes will receive only the Minimum Annual Payment on that December payment date, even if the value of the AMEX Oil Index at some point between the determination of the applicable Starting Annual Value and the determination of the applicable Ending Average Value exceeded that Starting Annual Value by more than approximately 2.35%.

         "CALCULATION DAY" is any day on which a Starting Annual Value or a closing value of the AMEX Oil Index for a calendar quarter is required to be calculated.

         An "AMEX BUSINESS DAY" is a day on which the AMEX is open for trading. All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, in the absence of manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the SMART Notes.

         All percentages resulting from any calculation on the SMART Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards, e.g., 9.876545% or
 .09876545 would be rounded to 9.87655% or .0987655, and all dollar amounts used in or resulting from any calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENT

         If at any time the method of calculating the AMEX Oil Index, or its value, is changed in a material respect, or if the AMEX Oil Index is in any other way modified so that the index does not, in the opinion of the calculation agent, fairly represent the value of the AMEX Oil Index had no changes or modifications been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each Calculation Day, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the AMEX Oil Index as if no changes or modifications had been made, and calculate the closing value with reference to the AMEX Oil Index, as adjusted. Accordingly, if the method of calculating the AMEX Oil Index is modified so that the value of the index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split in the index, then the calculation agent shall adjust the index in order to arrive at a value of the AMEX Oil Index as if it had not been modified, e.g., as if a split had not occurred.

         "MARKET DISRUPTION EVENT" means either of the following events, as determined by the calculation agent:

                  (a) the suspension or material limitation on trading during the last half hour of trading in any of the component stocks, or depository receipts representing those stocks, included in the AMEX Oil Index on any national securities exchange in the United States, or

                  (b) the suspension or material limitation, in each case during the last half hour of trading whether by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise, in

                           o futures contracts related to the AMEX Oil Index which are traded on any exchange or board of trade in the United States or

                           o option contracts related to the AMEX Oil Index which are traded on the AMEX.

         For the purposes of clause (a) above, any limitations on trading during significant market fluctuations under New York Stock Exchange Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE, the AMEX or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

         For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

INTEREST PAYMENT DATES

         ML&Co. will make semiannual interest payments on the SMART Notes on June 30 of each year ("June Payment Dates") and December 31 of each year and at maturity ("December Payment Dates"), except as described in this prospectus, to the persons in whose names the SMART Notes are registered on the immediately preceding June 29 or December 30, and, at maturity, to the person to whom the principal is payable. For each Note, ML&Co. will pay half of the Minimum Annual Payment for each calendar year on the June Payment Date, and will pay the balance of the annual amount payable on each Note for that year on the December Payment Date.

         Notwithstanding the foregoing, if it is known at least three Business Days before December 31 that December 31 will not be a Business Day, the amount payable by ML&Co. with respect to a December Payment Date for the SMART Notes will be made on the Business Day immediately preceding that December 31 to the persons in whose names the SMART Notes are registered on the second Business Day immediately preceding that December 31.

DISCONTINUANCE OF THE AMEX OIL INDEX

         If the AMEX discontinues publication of the AMEX Oil Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the AMEX Oil Index (a "Successor Index"), then, upon the calculation agent's notification of any determination to the Trustee and ML&Co., the calculation agent will substitute the Successor Index as calculated by the AMEX or any other entity for the AMEX Oil Index and calculate the annual amount payable as described above under "Interest Payments". Upon any selection by the calculation agent of a Successor Index, ML&Co. shall cause notice to be given to holders of the SMART Notes.

         If the AMEX discontinues publication of the AMEX Oil Index and a Successor Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the value to be substituted for the AMEX Oil Index for any Calculation Day used to calculate the annual amount payable will be a value computed by the calculation agent for each Calculation Day in accordance with the procedures last used to calculate the AMEX Oil Index before any discontinuance. If a Successor Index is selected or the calculation agent calculates a value as a substitute for the AMEX Oil Index the Successor Index or value shall be substituted for the AMEX Oil Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

         If the AMEX discontinues publication of the AMEX Oil Index before the period during which the amount payable with respect to any year is to be determined and the calculation agent determines that no Successor Index is available at that time, then on each AMEX Business Day until the earlier to occur of

     (a) the determination of the amount payable with respect to that year or

     (b) a determination by the calculation agent that a Successor Index is available, the calculation agent shall determine the value that would be used in computing the amount payable with respect to that year as described in the preceding paragraph as if that day were a Calculation Day.

The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the AMEX Oil Index may adversely affect trading in the SMART Notes.

EVENTS OF DEFAULT AND ACCELERATION

         In case an Event of Default with respect to any SMART Notes shall have occurred and be continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the SMART Notes, will equal:

     (a)      the principal amount of each SMART Note, plus

     (b) an additional amount, if any, of interest calculated as though the date of early repayment were a December Payment Date and prorated through the date of early repayment on the basis of a year consisting of 360 days of twelve 30-day months.

If Quarterly Values have been calculated before the early redemption date for the calendar year in which any early redemption date occurs, these Quarterly Values shall be averaged with the value of the AMEX Oil Index determined with respect to that date of early redemption. If no Quarterly Values have been calculated before the early redemption date for the calendar year in which the early redemption date occurs, the Ending Average Value for that calendar year will be the value of the AMEX Oil Index determined with respect to the date of early redemption. The Minimum Supplemental Redemption Amount with respect to any early redemption date will be an amount equal to the interest which would have accrued on the SMART Notes from and including January 1 in the calendar year in which the early redemption date occurs, to but excluding the date of early redemption at an annualized rate of 2%, calculated on a semiannual bond equivalent basis.

         If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount, if any, of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the SMART Notes.

         In case of default in payment at the maturity date of the SMART Notes whether at their stated maturity or upon acceleration, from and after the maturity date the SMART Notes shall bear interest, payable upon demand of the holders, at the rate of 7% per annum to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the SMART Notes to the date payment of that amount has been made or duly provided for.

GLOBAL SECURITIES

DESCRIPTION OF THE GLOBAL SECURITIES.

         Beneficial owners of the SMART Notes may not receive physical delivery of the securities nor may they be entitled to have the securities registered in their names. The SMART Notes are represented by one or more fully registered global securities. Each global security has been deposited with, or on behalf of, The Depository Trust Company or DTC (DTC, together with any successor thereto, being a "depositary"), as depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for SMART Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to such depositary or another nominee of the depositary or by the depositary or any nominee to a successor of such depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the SMART Notes represented by a global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the securities represented by a global security are not entitled to have the SMART Notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the SMART Notes in definitive form and are not considered the owners or holders under the 1983 Indenture, including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC on the procedures of the participant through which that person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take action, and those participants would authorize beneficial owners owning through those participants to give or take action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC PROCEDURES

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the securities. The securities have been issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities have been issued for the SMART Notes in the aggregate principal amount of that issue, and has been deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of securities under DTC's system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

         Principal, premium, if any, and/or interest, if any, payments on the SMART Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

         EXCHANGE FOR CERTIFICATED SECURITIES

         If

         (a) the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

         (b)       ML&Co.  executes and delivers to the trustee a company  order
                   to  the   effect   that  the  global   securities   shall  be
                   exchangeable, and

         (c) an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the securities,

the global securities will be exchangeable for securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The definitive securities will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the depositary. In that event, SMART Notes in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.


                               THE AMEX OIL INDEX

         The AMEX Oil Index is a price-weighted stock index, i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer, calculated, published and disseminated by the AMEX that measures the composite price performance of selected common stocks of widely-held corporations involved in various segments of the oil industry. The AMEX Oil Index was originally published by the AMEX as the Oil and Gas Index. In September 1984, the AMEX changed the Oil and Gas Index from a market-weighted index to a price-weighted index and deleted all companies engaged exclusively in gas exploration and production activities. The Oil and Gas Index was then renamed the Oil Index. At March 24, 1994, the calculation of the value of the AMEX Oil Index was based on the relative value of the aggregate market price of the common stocks of sixteen companies engaged in various segments of the oil industry.

         The AMEX may from time to time, with approval of the SEC, add companies to, or delete companies from, the AMEX Oil Index to fulfill the above-stated intention of providing an indication of price movements of common stock of corporations engaged in various segments of the oil industry. The level of the AMEX Oil Index is calculated once per day using last sale prices only, i.e., not special "bid quotes" or special "ask quotes" which are used in connection with other stock indices.

         The level of the AMEX Oil Index is disseminated via the Consolidated Tape Authority Network-B also known as the "AMEX Tape". The AMEX Tape Symbol for the AMEX Oil Index is "XOI".

COMPUTATION OF THE AMEX OIL INDEX

         At March 24, 1994, the AMEX computed the AMEX Oil Index as of a particular time as follows:

         (a) the market price of one share of each component stock is determined as of such time;

         (b) the market prices of all component stocks as of such time (as determined under clause (a) above) are aggregated;

         (c) the aggregate amount (as determined under clause (b) above) is divided by 3.47874.

         While the AMEX employed the above methodology to calculate the AMEX Oil Index at March 24, 1994, no assurance can be given that the AMEX will not modify or change such methodology in a manner that may affect the amounts payable on any December Payment Date to beneficial owners of the SMART Notes.

         In order to maintain continuity in the level of the AMEX Oil Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the AMEX Oil Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the AMEX Oil Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each such change affecting any component stock, the divisor is adjusted in such a way that the level of the AMEX Oil Index immediately after any change will equal the level of the AMEX Oil Index immediately prior to the change.

         Component stocks may be deleted or added by the AMEX with approval of the SEC. However, to maintain continuity in the AMEX Oil Index, the policy of the AMEX is generally not to alter the composition of the component stocks except when a component stock is deleted due to

     (a) bankruptcy of the issuer,

     (b) merger of the issuer with, or acquisition of the issuer by, another company,

     (c) delisting of such stock, or

     (d) failure of such stock to meet, upon periodic review by the AMEX, market value and trading volume criteria established by the AMEX (as such may change from time to time).

Upon deletion of a stock from the component stocks, the AMEX may select a suitable replacement for such deleted component stock. The policy of the AMEX is to announce any such change in advance via distribution of an information circular.

         The use of and reference to the AMEX Oil Index in connection with the SMART Notes has been consented to by the AMEX, the publisher of the AMEX Oil Index and, in connection with that consent, the AMEX has requested that the following information appear in this prospectus. The AMEX is under no obligation to continue the calculation and dissemination of the AMEX Oil Index. The SMART Notes are not sponsored, endorsed, sold or promoted by the AMEX. No inference should be drawn from the information contained in this prospectus that the AMEX makes any representation or warranty, implied or express, to ML&Co., beneficial owners of the SMART Notes or any member of the public regarding the advisability of investing in securities generally or in the SMART Notes in particular or the ability of the AMEX Oil Index to track general stock market performance. The AMEX has no obligation to take the needs of ML&Co. or beneficial owners of the SMART Notes into consideration in determining, composing or calculating the AMEX Oil Index. The AMEX is not responsible for, and has not participated, in the determination or calculation of the equation by which the SMART Notes with respect to the annual payments will be determined. The AMEX has no obligation or liability in connection with the administration, marketing or trading of the SMART Notes. The AMEX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the AMEX Oil Index or the manner in which the index is applied in determining the annual payments with respect to the SMART Notes.

         None of ML&Co., the calculation agent, MLPF&S nor the trustee accepts any responsibility for the calculation, maintenance or publication of the AMEX Oil Index or any Successor Index.

         You should review the historical prices of the securities underlying the Amex Oil Index. The historical prices of the securities should not be taken as an indication of future performance, and no assurance can be given that the prices of the securities will increase sufficiently to cause the beneficial owners of the SMART Notes to receive an amount in excess of the Minimum Annual Payment on any December Payment Date and at the maturity of the SMART Notes.

OIL INDUSTRY SECTOR

         The oil industry is subject to varying degrees of regulatory, political and economic risk which may affect the price of the stocks of the companies in the industry. These risks depend on a number of factors including the countries in which a particular company conducts its activities, evolving levels of governmental regulation, and litigation with respect to environmental and other matters. All segments of the oil industry are competitive, including manufacturing, distribution and marketing of petroleum products and petrochemicals. In addition, the oil industry competes with other industries in supplying the energy needs of various types of consumers. Refining margins or the difference between the price of products and the price of crude oil, and marketing margins or the difference between the wholesale and retail price of petroleum products, also affect companies engaged in the oil industry.

         The profitability of companies engaged in the oil industry is directly affected by the worldwide price of oil and related petroleum products which, in turn, depends upon the worldwide demand for oil and related petroleum products.

         Environmental regulation is a significant factor affecting profitability of companies engaged in the oil industry. In the U.S., companies engaged in the oil industry are subject to substantial environmental regulation by federal, state, and local authorities. Federal regulations include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or also known as CERCLA or Superfund, the Superfund Amendments and Reauthorizations Act of 1986, and the Resource Conservation Recovery Act of 1976.

         In the United States and elsewhere, various laws and regulations are either now in force, in standby status or under consideration, with respect to such matters as price controls, crude oil and refined product allocations, refined product specifications, environmental, health and safety regulations, retroactive and prospective tax increases, cancellation of contract rights, expropriation of property, divestiture of certain operations, foreign exchange rate restrictions as to the convertibility of currencies, tariffs and other international trade restrictions. Other regulations such as the U.S. Federal Clean Air Act Amendments of 1990 may have a substantial impact on companies engaged in the oil industry despite the fact that they do not impose direct regulations. Finally, regional regulations like those proposed by California's South Coast Air Quality Management District may have substantial effects on the oil industry as well.


                                   OTHER TERMS

         The SMART Notes were issued as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the SMART Notes of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         Series of senior debt securities may from time to time be issued under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the SMART Notes are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of ML&Co. itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

     o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

     o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

     o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

     o pay any amounts due and payable or deliverable with respect to all the Senior Debt Securities; and

     o perform and observe of all of ML&Co.'s obligations under the 1983 Indenture, and

     o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

MODIFICATION AND WAIVER

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of debt securities affected. However, without the consent of each holder of any outstanding debt security affected, no amendment or modification to any Indenture may:

     o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

     o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

     o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

     o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

     o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

EVENTS OF DEFAULT

         Each of the following will be Events of Default with respect to senior debt securities of any series:

     o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

     o        default in the payment of any principal or premium when due;

     o        default in the deposit of any sinking fund payment, when due;

     o        default  in the  performance  of any  other  obligation  of ML&Co.
              contained in the Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

     o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

     o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series of senior debt securities may waive an Event of Default for that series, except a default:

     o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

     o in respect of an obligation or provision of any Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each series of debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the Holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The SMART Notes and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.







                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the SMART Notes and other securities. For further information on ML&Co. and the SMART Notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.


                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

     o    incorporated documents are considered part of the prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

     o   annual report on Form 10-K for the year ended December 25, 1998;

     o   quarterly report on Form 10-Q for the period ended March 26, 1999; and

     o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
         February 23, 1999, March 26, 1999, April 13, 1999, April 19, 1999,
         May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

     o   reports filed under Sections 13(a) and (c) of the Exchange Act;

     o   definitive proxy or information  statements filed under Section 14
         of  the   Exchange   Act  in   connection   with  any   subsequent
         stockholders' meeting; and

     o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.


                              PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the SMART Notes and is to be used by MLPF&S when making offers and sales related to market-making transactions in the SMART Notes.

         MLPF&S  may  act  as   principal   or  agent  in  these   market-making
transactions.

         The SMART Notes may be offered on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the SMART Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.